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                                                                    Exhibit 11.1



           NATIONAL BANCSHARES CORPORATION OF TEXAS AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)


                                                            THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                SEPTEMBER 30,            SEPTEMBER 30,
                                                          -----------------------   -----------------------
                                                             1996         1995         1996        1995
                                                          ----------   ----------   ----------   ----------
NET INCOME PER COMMON SHAREHOLDER:
 Income before extraordinary credit                       $    1,518   $    1,851   $    4,132   $    4,318
 Extraordinary credit, net of tax                               --           --           --            219
                                                          ----------   ----------   ----------   ----------

 Primary earnings applicable to common shareholders       $    1,518   $    1,851   $    4,132   $    4,537
                                                          ==========   ==========   ==========   ==========

COMMON SHARES USED IN PRIMARY PER SHARE CALCULATION:
 Weighted average number of common shares outstanding          4,658        4,436        4,634        4,425
 Addition from assumed exercise of stock options                  56           42           56           29
 Addition from assumed exercise of Series A Convertible
   Preferred Stock                                              --            185         --            202
 Addition from assumed conversion of Series B
   Convertible Preferred Stock                                  --            128           25          128
                                                          ----------   ----------   ----------   ----------

Weighted average number of common and
 common-equivalent shares outstanding                          4,714        4,791        4,715        4,783
                                                          ==========   ==========   ==========   ==========



PRIMARY EARNINGS PER COMMON SHARE:
 Income before extraordinary credit                       $      .32   $      .39   $      .88   $      .91
 Extraordinary credit                                           --           --           --            .04

                                                          ----------   ----------   ----------   ----------
        Earnings per share                                $      .32   $      .39   $      .88   $      .95
                                                          ==========   ==========   ==========   ==========








Note: Fully diluted earnings per share are not presented as dilution is less than 3%.